EXHIBIT 10.4

FINAL FORM

BSC INTERNATIONAL HOLDING LIMITED

Promissory Note

$900,000,000	New York, New York
April 21, 2006

BSC International Holding Limited, a company organized and existing under the laws of Ireland (the “Borrower”), for value received, hereby promises to pay to Abbott Laboratories, an Illinois corporation (the “Lender”), the principal amount of $900,000,000.

1.  Payments on the Note. The Borrower agrees to pay in cash semi-annually in arrears on the last Business Day of each March and September, beginning September 30, 2006, and on the Maturity Date (as defined below) (each, an “Interest Payment Date”), interest from the date hereof with respect to the first interest payment, and from the first day following the immediately preceding Interest Payment Date with respect to any subsequent interest payment, in each case to and including the date such interest shall become due and payable, on the unpaid principal amount of the loan evidenced by this Note (the “Loan”), at a rate per annum equal to 4.0%. If all or a portion of the principal amount of, or interest on, the Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Loan shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%. Interest and fees payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

All then unpaid principal and accrued interest shall be due and payable in cash on April 21, 2011 (the “Maturity Date”).

Subject to subsection 3(b), all payments (including prepayments) to be made to the Lender hereunder, whether on account of principal, interest, fees or otherwise, shall be made in United States Dollars and in immediately available funds without setoff or counterclaim by wire transfer to an account notified by the Lender to the Borrower and shall be made prior to 5:00 p.m., New York City time on the due date thereof. If any payment on this Note becomes due and payable on a day other than a day on which commercial banks in New York, New York are open for the transaction of normal business (a “Business Day”), payment shall be due on the immediately succeeding Business Day and, with respect to any payment of principal, interest thereon shall be payable at the then applicable rate.

2.  Optional Prepayments. The Borrower may, at its option, upon notice delivered to the Lender one day prior thereto, prepay at any time all, or from time to time any part of, this Note, plus accrued but unpaid cash interest through the prepayment date, with respect to the principal amount so prepaid, without any premium or penalty. Any such prepayment shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

3.  Mandatory Reductions and Prepayments. (a) If on any date the Lender or any of its Affiliates shall receive Net Proceeds from the sale of any Shares issued pursuant to Section 2.1 of the Subscription and Stockholder Agreement, then (i) if the Net Proceeds from any such sales are greater than 110% but equal to or less than 120% of the Stock Purchase Price, the portion of the Net Proceeds in excess of 110% of the Stock Purchase Price (minus any Taxes imposed on Abbott on or with respect to gain on the Net Proceeds in excess of 110% of the Stock Purchase Price) shall be immediately applied upon receipt thereof to reduce any amounts then outstanding under this Note and (ii) if the Net Proceeds from any such sales are greater than 120% of the Stock Purchase Price, (x) the portion of the Net Proceeds in excess of 110% but less than or equal to 120% of the Stock Purchase Price (minus any Taxes imposed on Abbott on or with respect to gain on the Net Proceeds in excess of 110% of the Stock Purchase Price but less than or equal to 120% of the Stock Purchase Price) shall be immediately applied upon receipt thereof to reduce any amounts then outstanding under this Note and (y) 50% of the Net Proceeds in excess of 120% of the Stock Purchase Price (minus any Taxes imposed on Abbott on or with respect to gain on such 50% of the Net Proceeds in excess of 120% of the Stock Purchase Price) shall be immediately applied upon receipt thereof to reduce any amounts then outstanding under this Note. The amount by which the outstanding principal balance of the Note shall be reduced under this subsection 3(a) on any sale of Shares shall be determined in accordance with Section 3.5 of the Subscription and Stockholder Agreement.

(b)    Upon the occurrence and during the continuance of a Trigger Event, any cash proceeds the Borrower or any of its Affiliates receives or is entitled to receive with respect to Milestone Payments pursuant to Section 2.05 of the Purchase Agreement shall be immediately applied upon receipt thereof (or in the case of any such Milestone Payments which shall be due but not have been paid at such time, may be applied by the Lender directly) to prepay any amounts then outstanding under this Note.

(c)    Any amounts required to be applied pursuant to this Section 3 shall be applied, first, to any fees or expenses then due and owing to the Lender under subsection 13(e), second, to the payment of any interest due with respect to the amount of the principal prepaid, and third, to the principal amount of the Loan.

4.  Representations and Warranties. (a) The Borrower hereby represents and warrants that:

(i) The Borrower is duly organized, validly existing and in good standing under the laws of Ireland.

(ii) The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Note and has taken all necessary corporate action to authorize the execution, delivery and performance of this Note.

(iii) No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Note.

(iv) This Note has been duly executed and delivered on behalf of the Borrower.

(v) This Note constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(vi) The execution, delivery and performance of this Note, the borrowings hereunder and the use of the proceeds hereof will not violate any Requirement of Law or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

(vii) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues that would prevent the Borrower from paying any interest or principal on this Note or from paying or reimbursing the Lender for any fees and expenses pursuant to subsection 13(e).

(viii) No Default or Event of Default has occurred and is continuing.

(ix) No part of the proceeds of the Loan will be used for any purpose that violates the provisions of the Regulations of the Board.

(b)    Boston Scientific hereand warrants that:by represents

(i) Boston Scientific is duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Boston Scientific has the corporate power and authority, and the legal right, to make, deliver and perform this Note and the guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance of this Note and the guarantee.

(iii) No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the guarantee hereunder or with the execution, delivery, performance, validity or enforceability of such guarantee.

(iv) This Note has been duly executed and delivered on behalf of Boston Scientific.

(v) This Note constitutes a legal, valid and binding obligation of Boston Scientific enforceable against Boston Scientific in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(vi) The execution, delivery and performance of this Note and the guarantee hereunder will not violate any Requirement of Law or Contractual Obligation of Boston Scientific.

5.  Conditions Precedent. The obligation of the Lender to make the Loan is subject to the satisfaction, prior to or concurrently with the making of such Loan, of the following conditions:

(a)    The Lender shall have received this Note duly executed and delivered by the Borrower;

(b)    The Lender shall have received a certificate of the Borrower, dated the date hereof, in form and substance reasonably satisfactory to the Lender, with attachments, including copies of the organizational documents of the Borrower, and resolutions authorizing the transactions contemplated by this Note;

(c)    The Lender shall have received (i) a certificate of Boston Scientific, dated the date hereof, in form and substance reasonably satisfactory to the Lender, with attachments, including the certificate of incorporation of Boston Scientific certified by the Secretary of State of Delaware, the by-laws of Boston Scientific and resolutions authorizing the transactions contemplated by this Note and (ii) a long-form good standing certificate from the State of Delaware;

(d)    The Lender shall have received a notice from the Borrower designating in writing the bank account to which the amount of the Loan is to be wired not fewer than three Business Days prior to the date hereof;

(e)    All of the conditions to Guidant’s obligations to consummate the transactions contemplated by the Purchase Agreement, as set forth in the Purchase Agreement, shall have been satisfied or waived, and Guidant shall have notified the Lender, in writing that it is ready, willing and able to consummate the transactions contemplated by the Purchase Agreement;

(f)    All of the respective conditions to Boston Scientifics’, Sub’s and Guidant’s obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to the Lender) that it is ready, willing and able to consummate the Merger, and that it intends to consummate the Merger immediately following the consummation of the transactions contemplated by the Transaction Agreement or the Purchase Agreement;

(g)    The Transaction Agreement and the Purchase Agreement shall be in full force and effect and no default shall have occurred and be continuing thereunder;

(h)    Each of the representations and warranties made by the Borrower in Section 4 of this Note shall be true and correct on and as of the date hereof; and

(i)    No Default or Event of Default shall have occurred and be continuing on the date hereof or after giving effect to the Loan to be made on the date hereof.

In the event that Boston Scientific, Sub and Guidant do not complete the Merger on the same day as, or on the first Business Day following, the Share Closing Date, then on the second Business Day following the Share Closing Date, the Borrower shall pay in cash the full amount of the Loan outstanding under this Note together with interest compounded daily on such amount at the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.

6.  Covenants. The Borrower covenants that for so long as this Note remains in effect and any amounts are owing hereunder it shall:

(a)    Preserve, renew and keep in full force and effect its corporate existence.

(b)    Give notice to the Lender within ten days of the occurrence of any Default or Event of Default.

7.  Default. The entire unpaid principal amount of this Note, together with all accrued and unpaid interest and all other amounts owing under this Note shall become immediately due and payable upon written demand of the Lender (or in the case of an event specified in subsection 7(d) below, automatically, without notice), without any other notice or demand of any kind or any presentment or protest, if any one of the following events shall occur and be continuing at the time of such demand:

(a)    The Borrower (i) defaults in any payment of principal on this Note when due in accordance with the terms of this Note, which default shall have continued for a period of five days, or (ii) defaults in any payment of interest on this Note when due in accordance with the terms of this Note, which default shall have continued for a period of five days following Borrower’s receipt of written notice from the Lender; or

(b)    The Borrower defaults in the observance or performance of any covenant or agreement contained in this Note (other than those referred to in subsection 7(a) above), which default cannot be or has not been cured within 30 days after the Borrower’s receipt of written notice of such default from Lender; or

(c)    Any representation or warranty made by the Borrower in this Note shall prove to have been inaccurate on or as of the date made, such as would prevent the Borrower from paying any interest or principal on this Note or from paying or reimbursing the Lender for any fees and expenses pursuant to subsection 13(e) or would materially impair the Lender’s ability to enforce this Note; or

(d)    (i) The Borrower or Boston Scientific shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or Boston Scientific shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or Boston Scientific any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or Boston Scientific any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or Boston Scientific shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or Boston Scientific shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

The rights of the Lender specified herein upon the occurrence of an Event of Default shall be in addition to the Lender’s rights specified in the last sentence of Section 5.10(a) of the Transaction Agreement.

8.  Certain Definitions. As used in this Note, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that TAP Pharmaceutical Products, Inc. (“TAP”) and its subsidiaries shall be deemed not to be Affiliates of the Lender only for so long as the Lender (either directly or indirectly) owns fifty percent or less of the voting stock of TAP (or its subsidiaries) or does not otherwise have control of TAP (or its subsidiaries). For purposes of this Note, “Affiliate” shall include (i) with respect to the Borrower, Guidant and its Affiliates following the Merger, (ii) with respect to the Lender, any Person acquired pursuant to the Transaction Agreement, and (iii) any Person resulting from any internal reorganization, provided such resulting Person is an Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning set forth in the first paragraph of this Note.

“Boston Scientific” means Boston Scientific Corporation, a Delaware corporation, and the parent of the Borrower.

“Business Day” shall have the meaning set forth in Section 1.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means the principal credit agreement of Boston Scientific, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part from time to time.

“Default” means any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Event of Default” means any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes” means net income taxes imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Note).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guidant” means Guidant Corporation, an Indiana corporation.

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Interest Payment Date” shall have the meaning set forth in Section 1.

“Lender” shall have the meaning set forth in the first paragraph of this Note.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” shall have the meaning set forth in Section 1.

“Maturity Date” shall have the meaning set forth in Section 1.

“Merger” means the merger of Sub with and into Guidant pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 25, 2006, among Boston Scientific, Sub and Guidant, as amended, supplemented or otherwise modified from time to time.

“Net Proceeds” means, in respect of any sale of Shares, the proceeds per share received from such sale (net of any underwriting discounts and commissions incurred in connection therewith).

“Obligations” means the unpaid principal of and interest on (taking into account reductions and prepayments pursuant to Section 3 and including interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Note or any other document made, delivered or given in connection herewith, whether on account of principal, interest, reimbursement obligations, fees, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Permitted Junior Securities” means (i) equity interests in the Borrower or any direct or indirect parent of the Borrower or (ii) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Loan is subordinated to Senior Indebtedness under this Note.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Indebtedness” means the amounts owing in respect of the Credit Agreement and any Public Indebtedness.

“Public Indebtedness” means Indebtedness of Boston Scientific or any of Boston Scientific’s Subsidiaries issued in a public offering, Rule 144A transaction or Regulation S transaction.

“Purchase Agreement” means the purchase agreement to be entered into by Guidant and the Lender in connection with the purchase and sale of the business contemplated by the Transaction Agreement.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Borrower.

“Requirements of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Senior Indebtedness” means (i) with respect to the Borrower, all Indebtedness under the Credit Agreement dated as of April 21, 2006 among Boston Scientific, the Borrower, the financial institutions and other lenders party thereto and Bank of America, N.A., as administrative agent, as amended, amended and restated, modified, supplemented or refinanced from time to time to the extent there is no increase in the principal amount thereof, and (ii) with respect to Boston Scientific, all Indebtedness of Boston Scientific incurred from and including the date hereof to and including the Maturity Date (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any such Person (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties and other amounts payable in respect of such Indebtedness (whether existing on the date hereof or thereafter created or incurred on or before the Maturity Date); provided, however, that, with respect to both the Borrower and Boston Scientific, Senior Indebtedness will not include (i) any obligation of the Borrower or Boston Scientific to any of their respective Subsidiaries, (ii) any liability for Federal, state, foreign, local or other taxes owed or owing by the Borrower or Boston Scientific, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, guarantee or obligation of the Borrower or Boston Scientific that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Borrower or Boston Scientific, as applicable, or (v) any Capital Stock.

“Shares” means the shares of common stock, par value $0.01 per share, of Boston Scientific issued to the Lender or any of its Affiliates pursuant to Section 2.1 of the Subscription and Stockholder Agreement, it being understood and agreed that shares issued to the Lender or any of its Affiliates pursuant to Section 2.3 of the Subscription and Stockholder Agreement shall not be deemed Shares for purposes of this Note.

“Share Closing Date” shall have the meaning set forth in the Subscription and Stockholder Agreement.

“Stock Purchase Price” shall have the meaning as set forth in the Subscription and Stockholder Agreement.

“Sub” means Galaxy Merger Sub, Inc., an Indiana corporation.

“Subscription and Stockholder Agreement” means the subscription and stockholder agreement to be entered into by Boston Scientific and the Lender.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means any and all taxes, levies, duties, tariffs and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, capital stock, payroll, employment, social security, workers’

compensation, unemployment compensation, or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gain taxes; license, registration and documentation fees; and customs’ duties and tariffs.

“Transaction Agreement” means the Transaction Agreement between Boston Scientific and the Lender, dated as of January 8, 2006, as amended, supplemented or otherwise modified from time to time.

“Trigger Event” means a failure by Borrower to pay any principal or interest when due (by operation of law or otherwise) on the Loan or a failure by Boston Scientific or any of its Subsidiaries to pay any principal or interest when due on any Principal Indebtedness.

9.  Subordination.

(a)    The Lender agrees that the payment of all obligations of the Borrower and Boston Scientific owing in respect of this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 9, to the prior payment in full in cash of the Senior Indebtedness of the Borrower and Boston Scientific and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Borrower’s and Boston Scientific’s obligations under this Note shall in all respects rank pari passu in right of payment with all existing and future Indebtedness of the Borrower and Boston Scientific that is not Senior Indebtedness; and only Indebtedness of the Borrower and Boston Scientific that is Senior Indebtedness shall rank senior to the obligations of the Borrower and Boston Scientific under this Note in accordance with the provisions set forth herein.

(b)    Upon any payment or distribution of the assets of the Borrower or Boston Scientific to creditors upon a total or partial liquidation or a total or partial dissolution of the Borrower or Boston Scientific or in a reorganization of or similar proceeding relating to the Borrower or Boston Scientific or its property:

(i) the holders of Senior Indebtedness of the Borrower or Boston Scientific, as applicable, shall be entitled to receive payment in full in cash of such Senior Indebtedness before the Lender shall be entitled to receive any payment; and

(ii) until the Senior Indebtedness of the Borrower or Boston Scientific, as applicable, is paid in full in cash, any payment or distribution to which the Lender would be entitled but for the subordination provisions of this Note shall be made to holders of such Senior Indebtedness as their interests may appear, except that the Lender may receive Permitted Junior Securities.

(c)    If a distribution is made to the Lender that, due to the subordination provisions, should not have been made to it, the Lender is required to hold it in trust for the holders of Senior Indebtedness of the Borrower and Boston Scientific and pay it over to them as their interests may appear.

(d)    After all Senior Indebtedness of the Borrower and Boston Scientific is paid in full and until this Note is paid in full, the Lender shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness.

(e)    This Section 9 defines the relative rights of the Lender and holders of Senior Indebtedness of the Borrower and Boston Scientific. Nothing in this Note shall:

(i) impair, as between the Borrower and Boston Scientific on the one hand, and the Lender on the other hand, the obligation of the Borrower and Boston Scientific, which is absolute and unconditional, to pay principal of and interest on the Loan in accordance with the terms hereof; or

(ii) affect the relative rights of the Lender and creditors of the Borrower and Boston Scientific other than their rights in relation to holders of Senior Indebtedness.

(f)    No right of any holder of Senior Indebtedness of the Borrower or Boston Scientific to enforce the subordination of the Loan shall be impaired by any act or failure to act by the Borrower or Boston Scientific, as applicable, or by their failure to comply with this Note.

(g)    The failure to make a payment pursuant to this Note by reason of any provision in this Section 9 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 9 shall have any effect on the right of the Lender to accelerate the maturity of this Note.

(h)    Upon any payment or distribution pursuant to this Section 9, the Lender shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in subsection 9(b) hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Lender or (c) upon the Representatives of Senior Indebtedness of the Borrower and Boston Scientific for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Borrower and Boston Scientific, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 9. In the event that the Lender determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Borrower or Boston Scientific to participate in any payment or distribution pursuant to this Section 9, the Lender shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Lender as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 9, and, if such evidence is not furnished, the Lender shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

(i)    Except as set forth in subsection 9(c), the Lender shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Borrower or Boston Scientific.

(j)    Nothing contained in this Note shall prevent the Borrower or Boston Scientific from incurring any Indebtedness, it being understood and agreed that any Indebtedness to be incurred by the Borrower or Boston Scientific, as applicable, shall be ranked in accordance with the second sentence of subsection 9(a).

10.  Loss, Theft, Destruction or Mutilation. Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of such loss, theft or destruction, upon delivery to the Borrower of an indemnity undertaking reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon surrender of this Note to the Borrower, the Borrower will issue a new note, of like tenor and principal amount, in lieu of or in exchange for such lost, stolen, destroyed or mutilated Note.

11.  Gross-Up. Any and all payments by the Borrower, any Affiliate or any future transferee or assignee hereunder shall be made free and clear of and without deduction for any Taxes (other than Excluded Taxes). If the Borrower, any Affiliate or any future transferee or assignee is required by applicable Law to deduct any Taxes (other than Excluded Taxes) from or in respect of any amount payable hereunder, then the amount payable by the Borrower, any Affiliate or any future transferee or assignee shall be increased as may be necessary so that, after the Borrower has made such deductions, the Lender receives an amount equal to the amount that it would have received had no such deductions been made.

12.  Guarantee.

(a)    Boston Scientific hereby, unconditionally and irrevocably, guarantees to and for the benefit of the Lender and its successors, indorsees, transferees and assigns permitted hereunder, as primary obligor and not merely as surety, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)    The guarantee contained in this Section 12 shall remain in full force and effect until all the Obligations shall have been satisfied by payment in full.

(c)    Notwithstanding any payment made by Boston Scientific hereunder or any set-off or application of funds of Boston Scientific by the Lender, Boston Scientific shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or right of offset held by the Lender for the payment of the Obligations, nor shall Boston Scientific seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by it hereunder, until all amounts owing to the Lender by the Borrower on account of the Obligations are paid in full. If any amount shall be paid to Boston Scientific on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by Boston Scientific in trust for the Lender, segregated from other funds of Boston Scientific, and shall, forthwith upon receipt by Boston Scientific, be turned over to the Lender in the exact form received by Boston Scientific (duly indorsed by Boston Scientific to the Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Lender may determine.

(d)    Boston Scientific shall remain obligated hereunder notwithstanding that, without any reservation of rights against Boston Scientific and without notice to or further assent by Boston Scientific, any demand for payment of any of the Obligations made by the Lender may be rescinded by the Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and this Note and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, in any case as the Lender and the Borrower may deem advisable from time to time, and any guarantee or right of offset at any time held by the Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

(e)    Boston Scientific waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in this Section 12 or acceptance of the guarantee contained in this Section 12; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 12; and all dealings between the Borrower and Boston Scientific likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 12. Boston Scientific waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or Boston Scientific with respect to the Obligations. Boston Scientific understands and agrees that the guarantee contained in this Section 12 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Note, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Lender, (iii) any change in the corporate existence or structure of the Borrower or any other Person or any change in any law, regulation or order affecting the Obligations, or (iv) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or Boston Scientific) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of Boston Scientific under the guarantee contained in this Section 12 in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Boston Scientific, the Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, or any other Person or any such guarantee or right of offset, shall not relieve Boston Scientific of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against Boston Scientific. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(f)    The guarantee contained in this Section 12 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any the Borrower or Boston Scientific, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, Boston Scientific or any substantial part of their respective property, or otherwise, all as though such payments had not been made.

(g)    Boston Scientific hereby guarantees that payments hereunder will be made in the manner set forth in Section 1.

    13.  Miscellaneous.

(a)    The parties hereby acknowledge that this Note is being entered into the parties pursuant to Section 5.10 of the Transaction Agreement. The parties further acknowledge and agree that the entry of the parties hereto into this Note shall in no way affect the effectiveness of the Transaction Agreement and the Transaction Agreement shall remain in full force and effect pursuant to the terms thereof; provided, however, that to the extent that any of the provisions of this Note conflict with any provisions of the Transaction Agreement, the provisions herein shall control.

(b)    No term of this Note may be changed, waived, discharged or terminated orally, but may only be amended or modified by an instrument in writing signed by the Lender and the Borrower.

(c)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic notice, when received addressed as follows:

Borrower:	BSC International Holding Limited
Gaetano Martinolaan 50
6229 GS Maastricht
                The Netherlands
                Fax: (011) 31-43-3568270
                Attention: Director

with copies to:

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Fax: (508) 650-8960
Attention: General Counsel

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Fax: (212) 848-7179

Attention:  Peter D. Lyons
Clare O’Brien

Boston Scientific:	Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Fax: (508) 650-8960
Attention: General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Fax: (212) 848-7179
Attention: Peter D. Lyons
Clare O’Brien

Lender:	Abbott Laboratories
Dept. 0392, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-3500
Fax: (847) 935-8207
Attention: Chief Operating Officer, Medical Products Group

with copies to:
Abbott Laboratories
Dept. 364, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6020 USA
Fax: (847) 938-6277
Attention: General Counsel

Abbott Laboratories
Dept. 312, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6028 USA
Fax: (847) 938-6307
Attention: Treasurer

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3903
Fax: (212) 455-2502
Attention:  Charles I. Cogut
William E. Curbow
 Jay M. Ptashek

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

(d)    No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other Contractual Obligations of the Borrower or Boston Scientific.

(e)    The Borrower agrees to pay or reimburse the Lender for all its costs and expenses (including reasonable attorney’s fees) incurred in connection with the enforcement by the Lender of any of its rights under this Note.

(f)    Subject to the provisions of this subsection 13(f), the Lender may sell, assign, transfer or otherwise hypothecate this Note, in whole or in part, to any Person without the consent of the Borrower or Boston Scientific. Any such transferee, shall thereafter be deemed to be the “Lender” for all purposes herein other than Section 3, it being understood and agreed that any amounts then outstanding under this Note shall continue to be reduced in accordance with Section 3 regardless of any such sale, assignment, transfer or hypothecation by the Lender, and that, as a condition to any such sale, assignment, transfer or hypothecation by the Lender, the Lender shall cause any such transferee to acknowledge in writing (with a copy of such acknowledgement to be delivered to the Borrower) its agreement to the foregoing. Notwithstanding anything to the contrary in this Section 13(f), unless any sale, assignment, transfer or other hypothecation of this Note by the Lender in accordance with this Section 13(f) is to the same Person (or its Affiliate) to which Abbott's (or its successor's) rights and obligations under Section 5.08 of the Transaction Agreement are assigned in accordance with Section 12.06 thereof, the last sentence of Section 5.10(a) of the Transaction Agreement and the last sentence of Section 7(d) hereof shall forthwith become inapplicable. The Borrower may assign or otherwise transfer any of its rights or obligations hereunder to any of its Affiliates; provided that the guarantee of Boston Scientific of all the obligations of the Borrower under this Note shall remain in full force and effect regardless of any such assignment or transfer. Boston Scientific may not assign or otherwise transfer any of its rights or obligations hereunder; provided, however, that Boston Scientific may, without the consent of the other parties hereto, assign its rights and obligations, in whole or in part, to any acquiror of all or substantially all of Boston Scientific’s vascular intervention business. Any attempted assignment or transfer by the Lender, the Borrower or Boston Scientific in contravention of this subsection (f) without the consent of the other parties hereto, as applicable, shall be null and void.

(g)    In addition to any rights and remedies of the Lender provided by law or contract, the Lender shall have the right, without prior notice to the Borrower or Boston Scientific, upon any amount becoming due and payable by the Borrower or Boston Scientific hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, Indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or for the credit or the account of the Borrower or Boston Scientific.

(h)    This Note may be executed by one or more of the parties to this Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Note by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

(i)    Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j)    THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(k)    Each of the Borrower and Boston Scientific hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to Boston Scientific at its address set forth in subsection 13(c) above or at such other address of which the Lender shall have been notified pursuant thereto; (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 13(k) any special, exemplary, punitive or consequential damages.

(l)    THE BORROWER, BOSTON SCIENTIFIC AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

(m)    This Note shall be binding upon and inure to the benefit of the Borrower, Boston Scientific and the Lender and their respective heirs, successors and permitted assigns

(n)    Nothing in this Note, express or implied, shall give to any Person, (other than the parties hereto and their successors hereunder) any benefit or any legal or equitable right, remedy or claim under this Note.

(o)    The Borrower has, at the time of the signing of this Note, caused Irish stamp duty in an amount of €0.15 to be paid on this Note, and a stamp for such amount is affixed to this Note, which stamp (i) (A) has been signed by or bears the initials of a duly authorized signatory of the Borrower, or (B) bears “BSC International Holding Limited” written over the stamp, and (ii) is dated as of the date of this Note.

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IN WITNESS WHEREOF, the Borrower and Boston Scientific have caused this Note to be duly executed and delivered as of the day and year first above written.

BSC INTERNATIONAL HOLDING LIMITED

By:	/s/ Daniel Philip Florin
Name: Daniel Philip Florin
Title: Director

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Name: Lawrence C. Best
Title: Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

ABBOTT LABORATORIES

By:  /s/ Thomas C. Freyman

Name: Thomas C. Freyman
Title:   Executive Vice President, Finance and
            Chief Financial Officer